Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CEA Industries Inc.

Louisville, CO

We hereby consent to the incorporation by reference of our report dated March 29, 2022, with respect to the consolidated financial statements of CEA Industries Inc. as of and for the years ended December 31, 2021 and 2020 in this registration statement on Form S-1 relating to the registration of up to 6,863,365 shares of Common Stock to be issued upon the exercise of up to 6,863,365 Public Warrants and Underwriter Warrants. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

September 22, 2022